EXHIBIT 12 (a)

                              METRIS COMPANIES INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                    Year Ended December 31,
                                                       1998       1997       1996       1995       1994
Earnings before income taxes: (1) ..............   $ 93,248   $ 61,883   $ 32,546   $  7,449   $  3,503

Fixed Charges: (1)
     Interest on indebtedness, and
       amortization of debt expense ............     30,513     11,951      4,106      1,217
     Interest factor of rental expense .........      2,134      1,313        378         50         26
                                                   --------   --------   --------   --------   --------
     Total fixed charges .......................     32,647     13,264      4,484      1,267         26
                                                   --------   --------   --------   --------   --------
Total available earnings .......................   $125,895   $ 75,147   $ 37,030   $  8,716   $  3,529
                                                   ========   ========   ========   ========   ========
Ratio of earnings to fixed charges .............       3.86       5.67       8.26       6.88     134.16

(1) As defined in Item 503(d) of Regulation S-K